Gryphon to Report New Resource Calculation End of April 2008

With initial results showing significant increase

Vancouver, B.C. - (March 27, 2008) - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) is expected to report its updated CIM compliant, NI 43-101 gold resource report for the Borealis property by the end of April 2008.

It is anticipated these results will considerably improve the opportunity to develop a viable mine plan for the heap leach operation of the oxide portion of the gold deposit. As well, the results are expected to support the potential for developing an underground mine in the higher-grade sulphide zones of the Graben deposit. An update of the heap-leach feasibility study for the oxide mine is in progress and a scoping study for a higher-grade underground mine in the Graben gold deposit will be commissioned shortly.

Gryphon Gold has also completed the interpretation of the 2007 pediment exploration drilling program combined with subsequent Induced Polarization/Resistivity surveys and the Controlled Source Audio-Frequency Magnetotelluric (CSAMT) surveys. The results suggest that the initial drilling that discovered the very thick (up to 1,450 ft) zones of anomalous gold and alteration at several points in the Western pediments (reported November 2, 2007) may be on the margins of higher-grade gold systems.

"With the incorporation of the successful 2007 drilling results, we anticipate a substantial increase in our gold resource totals when compared to the previously reported resources," says Gryphon Gold CEO Tony Ker (previously reported results are described below).

Gryphon Gold is pleased to report that Albert J. Matter has been retained as a Financial Advisor with the objective of optimizing the company's value and share price over the next twelve months. Mr. Matter, who stepped down as Chairman of Gryphon Gold in September, 2007 while continuing as a director, has more then 35 years experience founding, financing and building private and public companies. From 1999 to 2002, he was a founder of, and served as President and Chief Executive Officer of National Gold Corporation, the predecessor company to the highly successful Alamos Gold Inc. To avoid any conflict of interest, Mr. Matter will retire as a director of the Company.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has over 50 highly prospective gold properties located in desirable gold trends in Nevada.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Tony Ker, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com .

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, expected results for the updated report for the Borealis property, timing of the heap-leach feasibility study and drilling results, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.